Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Bob Evans Farms, Inc. for the registration of 2,000,000 shares of its common stock pursuant to its Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our report dated May 31, 1996, with respect to the consolidated financial statements of Bob Evans Farms, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 26, 1996, filed with the Securities and Exchange Commission.



                                Ernst & Young LLP


Columbus, Ohio
December 12, 1996